UNITED STATES

SECURITY AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2007

National Presto Industries, Inc.

(Exact name of registrant as specified in its chapter)

Wisconsin	1-2451	39-0494170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3925 North Hastings Way Eau Claire, Wisconsin		54703-3703
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code:   715-839-2121

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 4.01    Changes in Registrant's Certifying Accountant

On November 8, 2007, the Company’s Audit Committee of the Board of Directors with the approval of the Board of Directors, has formally determined to engage BDO Seidman, LLP (“BDO”), as the Company’s independent registered accounting firm for 2007. The decision to change audit firms was not related to any disagreement with the Company’s prior auditor, Virchow Krause LLP (“VK”), on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

The Company has historically used the same audit firm to perform its audit and review its tax filings. In 2006, it split the two functions between VK, which handled the audit work and BDO, which performed the tax reviews. The bifurcation of the functions resulted in substantial inefficiency and the Company asked both firms to submit competitive bids under which the functions would once again be handled by the same firm.

On November 8, 2007, VK formally advised the Company that it had elected not to stand for re-election.

VK’s report on the Company’s financial statements for the past three years, including any interim periods up to November 8, did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles other than its opinion on internal controls in which it deemed certain restatements to constitute a material weakness. During the two most recent fiscal years and through November 8, 2007, there were no disagreements with VK on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of VK, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, with the exception of disagreements surrounding the restatements referenced in Item 9A of the Form 10K/A for the year ended December 31, 2005. VK did disagree with management’s comment in Item 9A in which it noted that the restatements, that were ultimately deemed material weaknesses, were part of a reaudit of a multiple year period in which the parties had the luxury of hindsight. The disagreement was discussed with the Audit Committee. The Company has authorized VK to respond fully to any inquiries of BDO comcerning the disagreement. VK included information in its report that it thought was necessary to fairly describe the weakness.

During the two most recent fiscal years and through November 8, 2007, the Company did not consult BDO with respect to (i) the application of accounting principles to any transaction, either contemplated or proposed, (ii) the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). Representatives of BDO, however, were present during a meeting on September 15, 2006 between the Company and the Securities Exchange Commission Staff, a meeting to clarify the presentation of financial statements while the investment company lawsuit, mentioned below, was still pending.

The Company provided VK with a copy of the disclosures made under this Item 4.01 on November 8, 2007. It also asked VK to furnish it with a letter addressed to the Commission stating whether VK agrees with the statements made by the Company, and, if not, stating the respects in which it does not agree. VK’s letter is attached as Exhibit 16.1 to this Form 8-K.

Upon its formal engagement, BDO is expected to begin the process of reviewing the Company’s first three quarters of financial results to enable the Company to file quarterly information. The Company has only recently completed its annual and quarterly filings for 2006. Those filings had been delayed as a result of issues stemming from the investment company lawsuit, a suit which ultimately ended with a ruling in the Company’s favor. It is anticipated that the quarterly filings will be made during the first quarter of 2008.

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release issued by the Company on November 14, 2007 announcing the engagement of BDO.

Item 8.01    Other Events

On November 14, 2007, the registrant issued a press release regarding the results of the annual meeting of shareholders held on November 13, 2007. The full text of the press release is filed as Exhibit 99.1 to this Form 8-K. Such Exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits:

Exhibit 16.1   Letter of Virchow Krause to Commission dated November 8, 2007

Exhibit 99.1   Press Release of National Presto Industries, Inc., dated November 14, 2007, announcing the engagement of BDO Seidman, LLP and the results of the annual meeting of shareholders held on November 13, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Presto Industries, Inc.

(Registrant)

/s/ Maryjo Cohen

Date November 14, 2007	(Signature) Maryjo Cohen, President and Chief Executive Officer